EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-186178) pertaining to the 2013 Omnibus Incentive Compensation Plan of UGI Corporation;

2)	Registration Statement (Form S-8 No. 333-167099) pertaining to the Savings Plan of UGI HVAC Enterprises, Inc., UGI Utilities, Inc., and AmeriGas Propane, Inc.;

3)	Registration Statement (Form S-8 No. 333-142010 and Form S-8 No. 333-118147) pertaining to the Amended and Restated 2004 Omnibus Equity Compensation Plan of UGI Corporation;

4)
Registration Statement (Form S-8 No. 333-49080) pertaining to the Savings Plan of UGI HVAC Enterprises, Inc., UGI Utilities, Inc., and AmeriGas Propane, Inc., the 2000 Stock Incentive Plan of UGI Corporation, and the 2000 Directors’ Stock Option Plan of UGI Corporation;

5)	Registration Statement (Form S-8 No. 333-22305) pertaining to the 1997 Stock Option and Dividend Equivalent Plan and Directors’ Equity Compensation Plan of UGI Corporation;

of our report dated November 20, 2018, except for the effects of the adoption of ASU 2016-18 Restricted Cash and the effects of the adoption of ASU 2017-07 Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, as described in Note 3 to the consolidated financial statements, as to which the date is May 6, 2019, with respect to the consolidated financial statements and schedules and our report dated November 20, 2018 with respect to the effectiveness of internal control over financial reporting of UGI Corporation included in Exhibit 99 to this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 6, 2019